Exhibit 99.1

Verisign Reports Fourth Quarter and Full Year 2014 Results

RESTON, VA - Feb. 5, 2015 - VeriSign, Inc. (NASDAQ: VRSN), a global leader in domain names and Internet security, today reported financial results for the fourth quarter and full year of 2014.

Fourth Quarter GAAP Financial Results
VeriSign, Inc. and subsidiaries (“Verisign”) reported revenue of $256 million for the fourth quarter of 2014, up 4.2 percent from the same quarter in 2013. Verisign reported net income of $65 million and diluted earnings per share (EPS) of $0.48 for the fourth quarter of 2014, compared to net income of $292 million and diluted EPS of $1.94 in the same quarter in 2013. The operating margin was 55.6 percent for the fourth quarter of 2014 compared to 53.0 percent for the same quarter in 2013. Fourth quarter 2014 net income was decreased by $26 million and diluted EPS was decreased by $0.19 primarily due to a non-U.S. income tax charge related to a reorganization of certain international operations and a change in estimate for U.S. income tax charges related to the repatriation of offshore assets in 2014.

As described in the fourth quarter 2013 earnings news release, results for the fourth quarter of 2013 included an income tax benefit related to a worthless stock deduction, pre-tax non-operating gains from the sale of certain cost-method investments, and an income tax expense related to estimated taxable income generated in the U.S. as a result of a planned repatriation of offshore assets in 2014, which collectively increased net income by $217.8 million and increased diluted EPS by $1.45.

Fourth Quarter Non-GAAP Financial Results
Verisign reported, on a non-GAAP basis, net income of $95 million and diluted EPS of $0.70 for the fourth quarter of 2014, compared to net income of $98 million and diluted EPS of $0.65 for the same quarter in 2013. The non-GAAP operating margin was 59.4 percent for the fourth quarter of 2014 compared to 56.9 percent for the same quarter in 2013. Results for the fourth quarter of 2013 included a pre-tax, non-operating gain of $15.8 million from the sale of certain cost-method investments which increased non-GAAP net income by $11.4 million and diluted EPS by $0.07.

A table reconciling the GAAP to the non-GAAP results (which excludes items described below) is appended to this release.

“In 2014, Verisign marked more than 17 years of uninterrupted availability of the .com and .net domain name system, and continued to build on its financial performance since completing the divestitures in 2010, including exceeding $1 billion in annual revenues. During the year we repurchased 16.3 million shares, returning $867 million to shareholders,” commented Jim Bidzos, executive chairman, president and chief executive officer.
2014 GAAP Financial Results
For the year ended Dec. 31, 2014, Verisign reported revenue of $1.01 billion, up 4.7 percent from $965 million in 2013. Verisign reported net income of $355 million and diluted EPS of $2.52 in 2014, compared to net income of $544 million and diluted EPS of $3.49 in 2013. The operating margin for 2014 was 55.9 percent compared to 54.7 percent in 2013. Net income for 2014 was decreased by $10 million and diluted EPS was decreased by $0.07 primarily due to the fourth quarter 2014 non-U.S. income tax charge related to a reorganization of certain international operations and changes in estimates during 2014 for U.S. income taxes related to the 2013 worthless stock deduction and the 2014 repatriation of offshore assets.

As described in the fourth quarter 2013 earnings news release, results for 2013 included an income tax benefit recognized in the fourth quarter related to a worthless stock deduction, pre-tax non-operating gains from the sale of certain cost-method investments, and income tax expense related to estimated taxable income generated in the U.S. as a result of a planned repatriation of offshore assets in 2014, which collectively increased net income by $217.8 million and increased diluted EPS by $1.39.

2014 Non-GAAP Financial Results
Verisign reported, on a non-GAAP basis, net income of $383 million and diluted EPS of $2.72 for 2014, compared to net income of $374 million and diluted EPS of $2.40 in 2013. The non-GAAP operating margin for 2014 was 60.2 percent compared to 58.5 percent in 2013. Results for 2013 included a pre-tax, non-operating gain of $15.8 million recognized during the fourth quarter from the sale of certain cost-method investments which increased non-GAAP net income by $11.4 million and diluted EPS by $0.07.

A table reconciling the GAAP to the non-GAAP results (which excludes items described below) is appended to this release.

Financial Highlights

•	Verisign ended the fourth quarter with cash, cash equivalents and marketable securities of $1.4 billion, a decrease of $299 million as compared with year-end 2013.

•
Cash flow from operations was $170 million for the fourth quarter of 2014 and $601 million for the full year 2014 compared with $147 million for the same quarter in 2013 and $579 million for the full year 2013.

•	Deferred revenues on Dec. 31, 2014, totaled $890 million, an increase of $35 million from year-end 2013.

•	Capital expenditures were $9 million in the fourth quarter and $39 million for the full year.

•
During the fourth quarter, Verisign repurchased 3.7 million shares of its common stock for $209 million. During the full year 2014, Verisign repurchased 16.3 million shares of its common stock for $867 million.

•
Effective Jan. 30, 2015, the Board of Directors approved an additional authorization for share repurchases of approximately $453 million of common stock, which brings the total amount to $1 billion authorized and available under Verisign’s share buyback program, which has no expiration.

•
For purposes of calculating diluted EPS, the fourth quarter diluted share count included 14.7 million shares related to subordinated convertible debentures, compared with 13.7 million shares in the same quarter in 2013. These represent diluted shares and not shares that have been issued.

Business Highlights

•
Verisign Registry Services added 0.59 million net new names during the fourth quarter, ending with 130.6 million .com and .net domain names in the domain name base, which represents a 2.7 percent increase over the base at the end of the fourth quarter in 2013.

•
In the fourth quarter, Verisign processed 8.2 million new domain name registrations for .com and .net, the same as for the fourth quarter in 2013. During 2014, Verisign processed 34 million new domain name registrations, the same as in 2013.

•
The final .com and .net renewal rate for the third quarter of 2014 was 72.0 percent compared with 72.7 percent for the same quarter in 2013. Renewal rates are not fully measurable until 45 days after the end of the quarter.

Non-GAAP Items
Non-GAAP financial results exclude the following items that are included under GAAP: stock-based compensation, unrealized gain/loss on contingent interest derivative on subordinated convertible debentures, and non-cash interest expense. Non-GAAP net income is decreased by amounts accrued, if any, during the period for contingent interest payable resulting from upside or downside triggers related to the subordinated convertible debentures and is adjusted for a 28 percent tax rate which differs from the GAAP tax rate. A table reconciling the GAAP to non-GAAP operating income and net income is appended to this release.

Today’s Conference Call
Verisign will host a live conference call today at 4:30 p.m. (EST) to review the fourth quarter and full year 2014 results. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (913) 312-1385 (international), conference ID: Verisign. A listen-only live web cast of the conference call and accompanying slide presentation will also be available at http://investor.verisign.com. An audio archive of the call will be available at https://investor.verisign.com/events.cfm. This news release and the financial information discussed on today’s conference call are available at http://investor.verisign.com.

About Verisign
Verisign, a global leader in domain names and Internet security, enables Internet navigation for many of the world’s most recognized domain names and provides protection for websites and enterprises around the world. Verisign ensures the security, stability and resiliency of key Internet infrastructure and services, including the .com and .net domains and two of the Internet’s root servers, as well as performs the root-zone maintainer functions for the core of the Internet’s Domain Name System (DNS). Verisign’s Network Intelligence and Availability services include intelligence-driven Distributed Denial of Service Protection, iDefense Security Intelligence and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit VerisignInc.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of the impact of the U.S. government’s transition of key Internet domain name functions (the Internet Assigned Numbers Authority (“IANA”) function), whether the U.S. Department of Commerce will approve any exercise by us of our right to increase the price per .com domain name, under certain circumstances, the uncertainty of whether we will be able to demonstrate to the U.S. Department of Commerce that market conditions warrant removal of the pricing restrictions on .com domain names and the uncertainty of whether we will experience other negative changes to our pricing terms; the failure to renew key agreements on similar terms, or at all; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as restrictions on increasing prices under the .com Registry Agreement, changes in marketing and advertising practices, including those of third-party registrars, increasing competition, and pricing pressure from competing services offered at prices below our prices; changes in search engine algorithms and advertising payment practices; the uncertainty of whether we will successfully develop and market new products and services, the uncertainty of whether our new products and services, if any, will achieve market acceptance or result in any revenues; challenging global economic conditions; challenges of ongoing changes to Internet governance and administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; the uncertainty regarding what the ultimate outcome or amount of benefit we receive, if any, from the worthless stock deduction will be; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; whether we will be able to continue to expand our infrastructure to meet demand; the uncertainty of the expense and timing of requests for indemnification, if any, relating to completed divestitures; and the impact of the introduction of new gTLDs, any delays in their introduction, the impact of ICANN’s Registry Agreement for new gTLDs, and whether our new gTLDs or the new gTLDs for which we have contracted to provide back-end registry services will be successful; and the uncertainty regarding the impact, if any, of the delegation into the root zone of over 1,300 new gTLDs. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179

©2015 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

VERISIGN, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$191,608	$339,223
Marketable securities	1,233,076	1,384,062
Accounts receivable, net	13,448	13,631
Other current assets	52,475	66,283
Total current assets	1,490,607	1,803,199
Property and equipment, net	319,028	339,653
Goodwill	52,527	52,527
Long-term deferred tax assets	266,954	437,643
Other long-term assets	25,743	27,745
Total long-term assets	664,252	857,568
Total assets	$2,154,859	$2,660,767
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$190,278	$149,276
Deferred revenues	621,307	595,221
Subordinated convertible debentures, including contingent interest derivative	631,190	624,056
Deferred tax liabilities	477,781	660,633
Total current liabilities	1,920,556	2,029,186
Long-term deferred revenues	269,047	260,615
Senior notes	750,000	750,000
Other long-term tax liabilities	98,722	44,524
Total long-term liabilities	1,117,769	1,055,139
Total liabilities	3,038,325	3,084,325
Commitments and contingencies
Stockholders’ deficit:
Preferred stock—par value $.001 per share; Authorized shares: 5,000; Issued and outstanding shares: none	—	—
Common stock—par value $.001 per share; Authorized shares: 1,000,000; Issued shares: 321,699 at December 31, 2014 and 320,358 at December 31, 2013; Outstanding shares: 118,452 at December 31, 2014 and 133,724 at December 31, 2013	322	320
Additional paid-in capital	18,120,045	18,935,302
Accumulated deficit	(19,000,835)	(19,356,095)
Accumulated other comprehensive loss	(2,998)	(3,085)
Total stockholders’ deficit	(883,466)	(423,558)
Total liabilities and stockholders’ deficit	$2,154,859	$2,660,767

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues	$255,917	$245,630	$1,010,117	$965,087
Costs and expenses:
Cost of revenues	47,477	46,575	188,425	187,013
Sales and marketing	23,757	25,064	92,001	89,337
Research and development	17,324	17,766	67,777	70,297
General and administrative	25,138	26,051	97,487	90,208
Total costs and expenses	113,696	115,456	445,690	436,855
Operating income	142,221	130,174	564,427	528,232
Interest expense	(21,586)	(21,237)	(85,994)	(74,761)
Non-operating income, net	(159)	7,508	4,878	3,300
Income before income taxes	120,476	116,445	483,311	456,771
Income tax (expense) benefit	(55,004)	175,704	(128,051)	87,679
Net income	65,472	292,149	355,260	544,450
Realized foreign currency translation adjustments, included in net income	—	81	—	81
Unrealized gain (loss) on investments, net of tax	50	(28)	84	(369)
Realized loss (gain) on investments, net of tax, included in net income	1	69	3	(2,409)
Other comprehensive income (loss)	51	122	87	(2,697)
Comprehensive income	$65,523	$292,271	$355,347	$541,753

Income per share:
Basic	$0.54	$2.15	$2.80	$3.77
Diluted	$0.48	$1.94	$2.52	$3.49
Shares used to compute net income per share:
Basic	120,140	135,759	126,710	144,591
Diluted	135,899	150,422	140,895	155,786

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$355,260	$544,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment and amortization of other intangible assets	63,690	60,655
Stock-based compensation	43,977	36,649
Excess tax benefit associated with stock-based compensation	(6,054)	(19,320)
Unrealized (gain) loss on contingent interest derivative on Subordinated Convertible Debentures	(2,249)	17,801
Loss (gain) on sale of investments	5	(18,861)
Other, net	11,353	14,182
Changes in operating assets and liabilities
Accounts receivable	(73)	(2,500)
Prepaid expenses and other assets	11,571	(2,694)
Accounts payable and accrued liabilities	45,419	19,065
Deferred revenues	34,518	43,254
Net deferred income taxes and other long-term tax liabilities	43,532	(113,284)
Net cash provided by operating activities	600,949	579,397
Cash flows from investing activities:
Proceeds from maturities and sales of marketable securities and investments	3,428,659	3,508,569
Purchases of marketable securities	(3,277,096)	(3,450,068)
Purchases of property and equipment	(39,327)	(65,594)
Other investing activities	452	(3,969)
Net cash provided by (used in) investing activities	112,688	(11,062)
Cash flows from financing activities:
Proceeds from issuance of common stock from option exercises and employee stock purchase plans	17,597	20,667
Repurchases of common stock	(883,403)	(1,035,617)
Proceeds from senior notes, net of issuance costs	—	738,297
Repayment of borrowings	—	(100,000)
Excess tax benefit associated with stock-based compensation	6,054	19,320
Net cash used in financing activities	(859,752)	(357,333)
Effect of exchange rate changes on cash and cash equivalents	(1,500)	(2,515)
Net (decrease) increase in cash and cash equivalents	(147,615)	208,487
Cash and cash equivalents at beginning of period	339,223	130,736
Cash and cash equivalents at end of period	$191,608	$339,223
Supplemental cash flow disclosures:
Cash paid for interest, net of capitalized interest	$75,088	$58,928
Cash paid for income taxes, net of refunds received	$35,201	$26,133

VERISIGN, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2014		2013
	Operating Income	Net Income	Operating Income	Net Income
GAAP as reported	$142,221	$65,472	$130,174	$292,149
Adjustments:
Stock-based compensation	9,696	9,696	9,643	9,643
Unrealized loss on contingent interest derivative on the subordinated convertible debentures		1,704		8,078
Non-cash interest expense		2,641		2,292
Contingent interest payable on subordinated convertible debentures		(2,613)		—
Tax adjustment		18,071		(213,912)
Non-GAAP	$151,917	$94,971	$139,817	$98,250

Revenues	$255,917		$245,630
Non-GAAP operating margin	59.4%		56.9%
Diluted shares		135,899		150,422
Per diluted share, non-GAAP		$0.70		$0.65

Verisign provides quarterly and annual financial statements that are prepared in accordance with generally accepted accounting principles (GAAP). Along with this information, we typically disclose and discuss certain non-GAAP financial information in our quarterly earnings release, on investor conference calls and during investor conferences and related events. This non-GAAP financial information does not include the following types of financial measures that are included in GAAP: stock-based compensation, unrealized gain/loss on contingent interest derivative on subordinated convertible debentures, and non-cash interest expense. Non-GAAP net income is decreased by amounts accrued, if any, during the period for contingent interest payable resulting from upside or downside triggers related to the subordinated convertible debentures and is adjusted for a 28 percent tax rate, which differs from the GAAP tax rate.
Management believes that this non-GAAP financial data supplements the GAAP financial data by providing investors with additional information that allows them to have a clearer picture of our operations. The presentation of this additional information is not meant to be considered in isolation nor as a substitute for results prepared in accordance with GAAP. We believe that the non-GAAP information enhances investors’ overall understanding of our financial performance and the comparability of our operating results from period to period. Above, we have provided a reconciliation of the non-GAAP financial information that we provide each quarter with the comparable financial information reported in accordance with GAAP for the given period.

SUPPLEMENTAL FINANCIAL INFORMATION
The following table presents the classification of stock-based compensation:

	Three Months Ended December 31,
	2014	2013
Cost of revenues	$1,652	$1,517
Sales and marketing	2,121	1,596
Research and development	1,829	1,885
General and administrative	4,094	4,645
Total stock-based compensation expense	$9,696	$9,643

VERISIGN, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2014		2013
	Operating Income	Net Income	Operating Income	Net Income
GAAP as reported	$564,427	$355,260	$528,232	$544,450
Adjustments:
Stock-based compensation	43,977	43,977	36,649	36,649
Unrealized (gain) loss on contingent interest derivative on the subordinated convertible debentures		(2,249)		17,801
Non-cash interest expense		10,223		8,608
Contingent interest payable on subordinated convertible debentures		(3,919)		—
Tax adjustment		(20,725)		(233,231)
Non-GAAP	$608,404	$382,567	$564,881	$374,277

Revenues	$1,010,117		$965,087
Non-GAAP operating margin	60.2%		58.5%
Diluted shares		140,895		155,786
Per diluted share, non-GAAP		$2.72		$2.40

Verisign provides quarterly and annual financial statements that are prepared in accordance with generally accepted accounting principles (GAAP). Along with this information, we typically disclose and discuss certain non-GAAP financial information in our quarterly earnings release, on investor conference calls and during investor conferences and related events. This non-GAAP financial information does not include the following types of financial measures that are included in GAAP: stock-based compensation, unrealized gain/loss on contingent interest derivative on subordinated convertible debentures, and non-cash interest expense. Non-GAAP net income is decreased by amounts accrued, if any, during the period for contingent interest payable resulting from upside or downside triggers related to the subordinated convertible debentures and is adjusted for a 28 percent tax rate, which differs from the GAAP tax rate.
Management believes that this non-GAAP financial data supplements the GAAP financial data by providing investors with additional information that allows them to have a clearer picture of our operations. The presentation of this additional information is not meant to be considered in isolation nor as a substitute for results prepared in accordance with GAAP. We believe that the non-GAAP information enhances investors’ overall understanding of our financial performance and the comparability of our operating results from period to period. Above, we have provided a reconciliation of the non-GAAP financial information that we provide each quarter with the comparable financial information reported in accordance with GAAP for the given period.

SUPPLEMENTAL FINANCIAL INFORMATION
The following table presents the classification of stock-based compensation:

	Year Ended December 31,
	2014	2013
Cost of revenues	$6,400	$6,156
Sales and marketing	8,023	6,252
Research and development	7,018	7,199
General and administrative	22,536	17,042
Total stock-based compensation expense	$43,977	$36,649

VERISIGN, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)

Following the offering of the 4.625% senior notes due 2023 (the “Notes”), we disclose our Adjusted EBITDA for the periods shown below. Adjusted EBITDA is a non-GAAP financial measure and is calculated in accordance with the terms of the indenture governing the Notes. Adjusted EBITDA refers to net income before interest, taxes, depreciation and amortization, stock-based compensation, unrealized loss (gain) on contingent interest derivative on the subordinated convertible debentures and unrealized loss (gain) on hedging agreements.
The following table reconciles GAAP net income to Adjusted EBITDA for the periods shown below (in thousands):

	Three Months Ended December 31,
	2014	2013
Net Income	$65,472	$292,149
Interest expense	21,586	21,237
Income tax expense (benefit)	55,004	(175,704)
Depreciation and amortization	15,767	15,240
Stock-based compensation	9,696	9,643
Unrealized loss on contingent interest derivative on the subordinated convertible debentures	1,704	8,078
Unrealized (gain) loss on hedging agreements	(267)	1
Adjusted EBITDA	$168,962	$170,644

Year Ended December 31, 2014
Net Income	$355,260
Interest expense	85,994
Income tax benefit	128,051
Depreciation and amortization	63,690
Stock-based compensation	43,977
Unrealized gain on contingent interest derivative on the subordinated convertible debentures	(2,249)
Unrealized gain on hedging agreements	(152)
Adjusted EBITDA	$674,571
Verisign’s management believes that presenting Adjusted EBITDA enhances investors’ overall understanding of our financial performance and the comparability of our operating results from period to period. However, Adjusted EBITDA has important limitations as an analytical tool. These limitations include, but are not limited to, the following:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•
non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating its ongoing operating performance for a particular period; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.